                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT dated as of June 1, 1999 among GLOBAL DATA TEL, INC., a Nevada corporation (the "Company"), and Rafael Delgado, an individual (the "Employee").

                                   WITNESSETH

         WHEREAS, the Company desires, effective as of the date hereof, to employ the Employee as The President of the Global DataTel de Colombia subsidiary subject to the terms and conditions set forth here; and

         WHEREAS, the Employee desires to accept such employment subject to such terms and conditions.

         NOW, THEREFORE, in consideration of the mutual provisions herein contained, the Employee and the Company agree as follows:

                                    AGREEMENT

         1. Definitions. As used herein, the following terms shall have the meanings set forth below:

         "Agreement" "hereof" and "hereunder" and words of similar import refer to this Employment Agreement, as it may be from time to time amended.

         "Base Salary" has the meaning given such term in Section 5(a).

         "Board" means the Board of Directors of the Company.

         "Shares" means shares of the Common Stock of Company, par value .001 per share.

         "Disability" shall mean a physical or mental incapacity of the Employee which has prevented him from effectively performing his duties for ninety (90) days, whether or not consecutive, out of any twelve (12) consecutive months.

         "Expiration Date" has the meaning given such term in Section 3(a).

         "Options" shall mean nonqualified stock options to purchase Shares issued by the Company.

         2. Employment. The Company hereby employs the Employee as President, or such other key office as the Board may elect, and the

Employee accepts such employment, upon the terms and subject to the conditions hereinafter set forth.

         3. Term.

         (a) The Employee's employment pursuant to this Agreement ("Employment") shall commence as of June 1, 1999 and shall continue through May 31, 2002 (such date, or any later date through which this Agreement has been renewed, the "Expiration Date"), subject to termination under Section 8 or Section 9.

         (b) This Agreement and the Employee's employment shall automatically be renewed for a two (2) year period upon the Expiration Date (and upon each anniversary of the Expiration Date), unless at least 30 days prior to the Expiration Date (or prior to such anniversary) (i) the Employee has notified the Company in writing that the Employee elects not to renew this Agreement, or (ii) the Company has notified the Employee in writing that it elects not to renew this Agreement.

         4. Capacity and Services.

         (a) The Employee shall assume such responsibilities, perform such duties and have such authority as befits his positions or may from time to time be assigned or delegated by the Board. In performing his duties, the Employee shall fully and faithfully perform services and discharge his duties for the Company consistent with the position of President and Chief Executive Officer, or such other similar office as the Board may designate.

         (b) As an employee of the Company, substantially all of the Employee's efforts and responsibilities shall relate to the operation of the business of the Company. The Employee shall report to and work closely with such persons as the Board may designate from time to time.

         (c) During the Employee's employment hereunder, the Employee shall serve, and the Employee agrees to serve, as a member of the Board.

         (d) The Employee shall devote a substantial part of his business time and energies to his duties hereunder and shall use his best efforts, skills and abilities to promote the interests of the Company. The Employee shall not engage in any business activities that are directly or indirectly competitive with any business conducted by the Company or any of its affiliates. Without in any way limiting the foregoing, the Employee shall not, without the prior written consent in each instance of the Company, directly or indirectly perform services of a business, professional or commercial nature for any person or entity, for compensation or deferred compensation, which will in any way interfere with the Employee's obligations under this Agreement.

         5. Base Salary, Bonuses and Benefits. The Company shall pay and the Employee shall accept for the services to be rendered hereunder compensation consisting solely of the following:

         (a) During the period of his employment, the Employee shall receive an annual base salary (the "Base Salary") of $ 80,000.00.

         (b) During the period of his employment, the Employee shall be entitled to participate in the Company's group health insurance coverage and such other fringe benefits as the Company generally provides from time to time to employees with positions and responsibilities similar to those of the Employee such as the Chief Operating Officer and the Chief Financial Officer. The Company reserves the right to modify such group health insurance coverage or benefits for such employees generally.

         (c) Employee may receive bonuses as approved by the Board in the Board's discretion.

         (d) The Company shall purchase for the Employee a term life insurance policy with a death benefit not less than $100,000, the beneficiaries of which will be designated by the Employee.

         (e) The Company will provide Employee with long-term disability insurance in the event he cannot perform his job for any reason.

         6. Options.

         (a) In addition to any other options granted under any Stock Option Plan which may adopted by the Company, on the date hereof the Company is issuing to the Employee Options for the purchase of 100,000 shares of the Company's common stock with an exercise price $ 7.12 per share, as provided in the Option Agreement attached hereto as Exhibit A. Such Options shall vest immediately.

         7. Certain Expenses Incident to Employment. The Company agrees to reimburse the Employee:

         (i) in accordance with its normal policy and practices, for all other authorized, approved and reasonable travel or other expenses or disbursements incurred or made by him in connection with the performance of the Employee's duties under this Agreement;

         (ii) up to $ 750.00, net of Federal income taxes, per month for documented costs incurred by the Employee in acquiring and maintaining one automobile, including the purchase of automobile insurance;

         (iii) for the cost of one cellular telephone and related costs related to performing his duties hereunder.

         8. Death or Disability. Notwithstanding anything else in this Agreement, the Employee's employment shall terminate upon the Employee's death. The Company may elect to terminate the Employee's employment upon the Employee's disability. In the event that the Employee's employment terminates by reason of death or disability, the Company shall not have any further obligations or responsibilities hereunder whatsoever except (i) with respect to Base Salary, Bonuses and other benefits earned or accrued through the date of termination,
(ii) in the event of a termination by reason of disability, the Employee will be entitled to receive his Base Salary for three months after his Employment is terminated or until such time as the insurance provided for in Paragraph 5(d) begins to pay such benefits.

         9. Termination.

         (a) The Company may terminate this Agreement and the Employee's employment by giving ten (10) days written notice thereof to the Employee in the event that the Board determines that the Employee has (i) materially breached this Agreement, (ii) repeatedly refused to perform required and reasonable services after written notice thereof, (iii) engaged in willful misconduct or committed gross negligence in connection with his employment or the affairs of the Company, (iv) violated in a material manner any fiduciary duty to the Company, or (v) committed theft, fraud, embezzlement or dishonesty.

         (b) Either the Company or the Employee may, with or without cause or reason therefor, terminate this Agreement at any time and for any reason upon thirty (30) days advance written notice to the other party.

         (c) If the Company terminates this Agreement under Section 9(a), the Company shall not have any further obligations or responsibilities hereunder except with respect to Base Salary, Bonuses and other benefits earned or accrued through the date of termination.

         (d) If the Company terminates this Agreement under Section 9(b), the Company shall be obligated to pay the Employee all Base Salary, Bonuses and other benefits earned or accrued through the date of termination, and a lump sum equivalent to one-half of Employee's Base Salary.

         (e) If the Employee terminates this Agreement for any reason, the Company shall not have any further obligations or responsibilities hereunder except with respect to (i) Base Salary, Bonuses and other benefits earned or accrued through the date of termination and (ii) the Options described in
Section 6.

         10. Confidentiality, Non-Solicitation and Non-Competition.

         (a) Employee acknowledges that as further inducement to the Company to enter into this Agreement, Employee has executed a Confidentiality, Non-Solicitation and Non-Competition Agreement (the "Confidentiality Agreement"), attached hereto as Exhibit "B". Employee's breach of the Confidentiality Agreement shall constitute a material breach of this Agreement.

         (b) The Employee acknowledges the Company will suffer irreparable harm if the provisions of the Confidentiality Agreement and that the Company's remedies at law for damages will be inadequate if the Employee fails to comply with any of the provisions of the Confidentiality Agreement. Accordingly, the Employee agrees that the Company shall be entitled to any appropriate legal, equitable or other remedy, including preliminary and permanent injunctive relief, in the event the Employee fails to comply with the Confidentiality Agreement.

         11. Amendments. This Agreement constitutes the entire agreement of the parties and may be modified, amended or waived only by written instruments executed by the parties.

         12. No Conflict. The Employee represents and warrants to AIC and the Company that he is not bound by any agreement or subject to any restriction which would interfere with or prevent his entering into or carrying out this Agreement.

         13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns, except that the Employee shall not assign any of his rights or delegate any of his duties under this Agreement without the prior express written consent in each instance of AIC and the Company.

         14. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

         15. Arbitration. Except as specifically provided for in this Section 16, all controversies, claims and disputes arising out of or relating to the Employee's rendering of services to AIC or the Company of this Agreement (including all federal and state statutory claims) shall be subject to final and binding arbitration before a single arbitrator in Florida in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The costs of such arbitration, including the arbitrator's fees, shall be allocated in the manner determined by the arbitrator. Each party shall bear its own expenses, including attorneys' fees and expert witness fees. The arbitration proceeding shall be deemed to be an arbitration proceeding specifically enforceable under the Federal Arbitration Act and any other applicable law. The award of the arbitrator may be enforced in any court having competent jurisdiction. AIC, the Company and the Employee shall have no obligation to arbitrate disputes arising under Section 10 hereof, and may enforce any of their rights and remedies with respect thereto in any court of competent jurisdiction.

         16. Severability. If any part or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be effected thereby and shall be valid and enforced to the fullest extent permitted by law.

         17. No other Agreements. This Agreement shall supersede any and all prior agreements between the parties hereto, and this Employment Agreement shall be the only agreement between the parties with respect thereto.

         18. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee, to him at:              If to the Company, to it at:
Calle 114A No. 19-10                        3333 S. Congress Ave., Suite 404
Bogota,Colombia                             Delray Beach FL 33445

         19. Rights and Waivers. All rights and remedies of the parties hereto are separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other legal or equitable rights or remedies that either of the parties hereto may or remedies under this Agreement unless such waiver is in writing and signed by such party. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other rights or remedies. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the date from above written.

                                        GLOBAL DATA TEL, INC.
                                        a Nevada Corporation

                                        By: /s/ Richard Baker
                                        ---------------------------------

                                        Its: President
                                        ---------------------------------

                                        EMPLOYEE:


                                        /s/ Rafael Delgado
                                        -----------------------------